                                                                      EXHIBIT 99



                                                                 FILED
                                                              MAY 12, 1998
                                                          U.S. BANKRUPTCY COURT
                                                             BY /s/ DEPUTY
                                                                ------


                         UNITED STATES BANKRUPTCY COURT
                           WESTERN DISTRICT OF TEXAS
                              SAN ANTONIO DIVISION


In re                                                  Bankruptcy Case No.

50-OFF STORES, INC
A Delaware Corporation
50-OFF MULTISTATE OPERATIONS, INC.                96-5443-C through 96-54433-K
A Nevada Corporation
50-OFF TEXAS STORES, L.P.
A Texas Limited Partnership                        Jointly Administered Under
50-OFF OPERATING COMPANY                              Case No. 96-54430-C
A Nevada Corporation

   Debtors                                                Chapter 11


                      DECISION AND ORDER DENYING LEAVE TO
                           FILE LATE PROOFS OF CLAIM


     CAME ON for hearing in the above-styled case (1) the Motion to Allow Late Filing of Claim or, Alternatively, to Excuse Filing of Claim of Fashionland, Inc.; (2) the Motion of Go Sales for Leave to File Proof of Claim After Bar Date or, in the Alternative, to Excuse Requirement of Filing Claim; and finally
(3) the Joint Omnibus Response Opposing Motions to Allow Late Filing of Claim or, Alternatively, to Excuse Filing of Claim Filed by Reorganized Debtors and Class 7 Agent. The motions of Fashionland, Inc., and Go Sales seek leave of this court to file proofs of claim after the expiration of the claims bar date or, in the alternative, to be excused from the requirement to file proofs of claim. The Debtors and the Class 7 Agent object on the grounds that the now-confirmed plan of reorganization is res judicata as to the claims asserted and that the proofs of claim are late for inexcusable neglect.

                        FACTUAL AND PROCEDURAL OVERVIEW

     The Reorganized Debtors initially filed their petition for chapter 11 on October 9, 1996. The clerk of court issued on October 21, 1996 a standard order setting February 6, 1997 as the bar date for the filing of proofs of claim(1). Shortly thereafter, the Debtors mailed out a supplemental notice of the bar date. Both notices emphasized that any creditors or interest holders whose claims were listed as disputed on the Debtors' schedules would have to file proofs of claim by February 6, 1997, else they would not be included for purposes of distribution. The Debtors' schedules listed all debts in excess of $10,000 as disputed, putting all creditors (including Fashionland and Go Sales) to their proof(2). Fashionland and Go have averred that they placed proofs of claim in the mail prior to the bar date. As of that date, however, their proofs of claim were not on file with the clerk of court. Later, on or about March 27, 1997, the Debtors circulated a Disclosure Statement and a Joint Plan of Reorganization ("Disclosure Statement" and "Plan"). The solicitation package was served on these creditors and they had an opportunity to both vote and to object to the plan. The plan included a provision (discussed in more detail later in this opinion) which again excluded any creditors who had failed to timely file claims. The Debtors' Plan was confirmed by this court on June 3, 1997.

     In December 1997, Fashionland and Go contacted J.A. Compton & Co., the Plan's specified disbursing agent, and first realized that, because the Debtors' had scheduled their claims as disputed and because Fashionland and Go had not filed proofs of claim, the two claims were not eligible for


-------------------

     (1) The standard order is part of this court's notice of first meeting of creditors in chapter 11 cases. By this order, a deadline for filing proofs of claim is set in every chapter 11 case filed in this district.

     (2) The schedules were prepared by an accounting firm hired by the estate. The firm indicated that it had too little time to prepare the schedules given the deadlines imposed by the U.S. Trustee (and the court). Unwilling to present schedules verifying the accuracy of the company's payables, the firm instead prepared the schedules showing all claims as disputed. The debtor's principal signed the schedules as prepared and filed them.

distributions under the plan. Upon learning this(3), Fashionland and Go filed the motions that are the subject of this proceeding, seeking leave to file late proofs of claim(4).

                                  LEGAL ISSUES

     I. IS THE CREDITORS' FAILURE TO FILE A CLAIM TIMELY THE RESULT OF EXCUSABLE NEGLECT UNDER FEDERAL RULE OF BANKRUPTCY PROCEDURE 9006?

     11 U.S.C. Section 1111 provides that "[a] proof of claim or interest is deemed filed under section 501 of this title for any claim or interest that appears in the schedule filed under section 521(l) or 1106(a)(2) of this title, except a claim or interest that is scheduled as disputed, contingent, or unliquidated." 11 U.S.C. Section 1111 (italics added). Federal Rule of Bankruptcy Procedure 3003 sets the general parameters for filing of proofs of claim listed in chapter 11 cases, while Rule 5005 addresses the filing of "papers" generally(5). For those claims listed as disputed, contingent, or unliquidated, a



----------------------

     (3) Actually, the creditors "learned" of this when they received the plan solicitation package, as the disclosure statement discussed the consequences of failing to file claims on time. These creditors say they did not see this language in the disclosure statement, and argue that the table of contents was misleading. We discuss this contention infra in greater detail.

     (4) Under the plan, unsecured creditors in the position of these movants receive a distribution of equity in the form of convertible preferred stock in the reorganized debtor. Interest in unsecured claims in this estate has grown substantially since the company won a large judgment post-confirmation ($151 million, according to the jury), and settled with two other defendants for a net to the company in excess of $4 million. Claims arbitrage firms are now offering (as of this date) in the neighborhood of 50 cents on the dollar for unsecured claims. Evidently, the company's litigation success has significantly enhanced the apparent value of the company's stock, prompting the sudden interest in having a valid proof of claim on file. See "LotsOff Creditors Big Gamble Pays Off; Now Everybody Wants In," Weekly News & Comment at AL 31 BCD 25 (Feb. 17,
1998).

     (5) Of specific interest to the instant proceeding is Rule 3003(c)(2), providing:

          Who Must File: Any creditor or equity security holder whose claim or interest is not scheduled or scheduled as disputed, contingent, or unliquidated shall file a proof of claim or interest within the time prescribed by subdivision (c)(3) of this rule; any creditor who fails to do so shall not be treated as a creditor with respect to such claim for the purposes of voting and distribution.

FED.R.BANKR.P. 3003(c)(2).


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proof of claim must be filed by a date set by the court pursuant to Rule
3003(c)(3)(6). Section 502(b)(9) in turn authorizes the disallowance of an untimely filed proof of claim, unless the claim is permitted to be filed "tardily" as provided under the Rules. Rule 9006(b) permits the court to enlarge the time frames for parties to file so-called late claims "where the failure to act was the result of excusable neglect." FED.R.BANKR.P. 9006(b); FED.R.BANKR.P. 3003(c)(3).

     Late claims are not, in the main, permitted in chapter 7 or chapter 13 cases, because Rule 9006(b)(2) expressly excludes application of the "excusable neglect" standard to the deadlines set by Rule 3002(c). See In re Duarte, 146 B.R. 958, 962 (Bankr. W.D.Tex. 1992)(creditors may not file late claims; debtors or trustees may however, under certain circumstances, file "late claims" for creditors, upon showing of excusable neglect). The rule governing the filing of claims in chapter 11 cases (i.e., Rule 3003), by contrast, is not excluded by Rule 9006(b)(2), so that creditors in chapter 11 cases may be able to file claims after a court-set bar date, provided they can demonstrate the requisite "excusable neglect." Id., at 960 n.3; FED.R.BANKR.P.9006(b).(7)

----------

     (6) In the Western District of Texas, a bar date is routinely set in all chapter 11 cases, and notice thereof is given to all creditors in the Section 341 Notice, in a language, style, and prominence designed to meet the concerns raised in Pioneer Investments. The debtor may (as it did here), seek an adjustment in that date, or request that it be permitted to give additional notices.

     (7) Rule 9006(b) provides that

          when an act is required or allowed to be done at or within a specified period by these rules or by a notice given thereunder or by order of court, the court...may...order the period enlarged...after the expiration of the specified period permit the act to be done where the failure to act was the result of excusable neglect.

FED.R.BANKR.PRO.9006(b).  Rule 3003(c)(3) in turn provides that

          [t]he court shall fix and for cause shown may extend the time within which proofs of claim or interest may be filed. Notwithstanding the expiration of such time, a proof of claim may be filed to the extent and under the conditions stated in Rule 3002(c)(2), (c)(3) and (c)(4).


                                                                  (continued...)


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
     The Supreme Court construed the meaning of the elusive phrase "excusable neglect" in the context of late claims in Pioneer Investment Services Co. v. Brunswick Assocs. L.P., 507 U.S. 380, 113 S.Ct. 1489, 123 L.Ed.2d 74 (1993).
The Court explained that "the determination is at bottom an equitable one, taking account of all relevant circumstances surrounding the party's omission." Id. 507 U.S. at 395, 113 S.Ct. at 1498. No single circumstance controls, nor is a court to simply proceed down a checklist ticking off traits. Instead, courts are to look for a synergy of several factors that conspire to push the analysis one way or the other(8).

     But we are wordsmiths, not painters, so we must, of necessity, resort to lists as one of the feeble tools with which to parse such problems. The Supreme Court furnished us such a list in Pioneer, which we may find useful, so long as we keep in mind that lists are rather blunt instruments as tools go when we are trying to figure out what neglect is excusable and what neglect is not. The Court's list included the following factors: (1) the danger of prejudice to the debtor; (2) the length of the delay and its potential impact on judicial proceedings; (3) the reason for the delay, including

----------------

(...continued)
FED.R.BANKR.P. 3003(c)(3). Finally returning to Rule 9006(b), that rule further opines that enlargement of the time period, as otherwise permitted by Rule 9006(b)(1) is expressly prohibited only as to "the time for taking action under Rules 1007(d), 1017(b)(3), 2003(a) and (d), 7052, 9023, and 9024."
FED.R.BANKR.P. 9006(b)(2). Enlargement is limited under Rule 2002(c) "only to the extent and under the conditions stated in [that] rule [ ]." FED.R.BANKR.P. 9006(b)(3). Because Rule 3003 is not mentioned in either of these two limiting paragraphs, it is generally held that enlargement of time is permitted vis-a-vis the filing of claims in chapter 11 cases, even though a colorable argument could be made that Rule 3003(e)(3)'s "notwithstanding" language means that such extensions are not permitted. See Eagle Bus. Mfg. v. Rogers, 62 F.3d 730 (5th Cir. 1995).

   (8) This "synergistic" approach is likely to produce more accurate outcomes that does the "checklist" approach for the same reason as an artist's rendering of a criminal on a wanted poster is more likely to lead to the apprehension of the criminal than will the written physical description found on the self-same poster. Of course, we also have to trust that our judicial officers will, to paraphrase Justice Potter Stewart, "know excusable neglect when they see it." Cf. Jacobeltis v. State of Ohio, 378 U.S. 184, 198, 84 S.Ct. 1676, 1683, _____
L.Ed.2d _____ (1964)(Stewart, J., concurring) (in discussing what might constitute "hard core" pornography, Justice Stewart says: "I shall not today attempt further to define the kinds of material I understand to be embraced within that shorthand description; and perhaps I could never succeed in intelligibly doing so. But I know it when I see it, and the motion picture involved in this case is not that").

whether it was within the reasonable control of the movant; and (4) whether the movant acted in good faith. Id. The Court disagreed with the lower court's suggestion "that it would be inappropriate to penalize respondents for the omissions of their attorney..." Id. at 396.

     In applying these tools, the Court noted that there was no appearance in Pioneer of bad faith on the part of the late claimant, of any prejudice to the debtor, or of any disruption of the efficient administration of the proceedings caused by the late filings. The Court then focused on the role that the form of notice of the bar date played in the late claimant's failure to file timely.

     We... consider significant that the notice of the bar date provided by the Bankruptcy Court in this case was outside the ordinary course in bankruptcy cases. As the Court of Appeals noted, ordinarily the bar date in a bankruptcy case should be prominently announced and accompanied by an explanation of its significance... We agree... that the 'peculiar and inconspicuous placement of the bar date in a notice regarding a creditors['] meeting' without any indication of the significance of the bar date, left a 'dramatic ambiguity' in the notification.

Id. at 397-98 (internal cites omitted). In the absence of any other factors, the Court found this ambiguity in notice controlling. This is the portion of Pioneer usually cited, discussed, and critiqued. Yet it may not be the portion most revealing of the Court's true sentiments, given its initial cautionary note that the process of parsing the problem is both fact-sensitive and equitable in nature. The Court indeed made it clear that, "were there any evidence of prejudice to [the debtor] or to judicial administration in this case, or any indication at all of bad faith we could not say that the Bankruptcy Court abused its discretion in declining to find the neglect to be 'excusable.'" Id. at 398. Thus, Pioneer Investments leaves ample room to courts to find a given creditor's neglect to be inexcusable, given the totality of the circumstances.

     The Fifth Circuit has recognized the necessarily elastic quality of the Pioneer excusable neglect test, adverting to Pioneer's caution that "inadvertence, ignorance of the rules, or mistakes construing the rules (do) not usually constitute excusable neglect." In re Eagle Bus Mfg., Inc., 62 F.3d 730, 736 (5th Cir. 1995) citing Pioneer, 507 U.S. at 391, 113 S. Ct. At 1496. In Eagle Bus, the court distinguished between situations in which reorganization plans are negotiated and concluded after receipt and notice of late-filed claims and situations in which the plan has been formulated, negotiated and consummated before late claims are presented, finding that there might be a potential for prejudice in the later case (though concluding that the former applied to the facts of that case.) Eagle Bus, 62 F.3d at 737-38. The court acknowledges in dicta that allowing late-filed claims might prejudice creditors (as opposed to the debtor), because they may have relied on the claims register as it stood at the time of confirmation in deciding to support the plan. Allowance of late claims post-confirmation might dilute creditors' distributions. Id. at 738.(9). The court in Eagle noted that the general creditor body in that particular case would not be prejudiced(10), as it had had notice of the potential late claims prior to confirmation so that their allowance would not greatly upset creditor expectations. Indeed, the creditor's committee in Eagle did not object to the allowance of these late claims (as the Class 7 creditors have done here), and the size of the late claims did not threaten to impair significantly the distributions to the timely filed creditors.

     Eagle Bus also addressed another of the Pioneer factors - the reason for the delay in filing. There, the delay in filing was attributed to a combination of factors which tended to induce the late filing claimants not to file. The claimants were part of a class of creditors who were the subject of


----------------------

     (9) See in re Robintech, 863 F.2d 393, 397-98 (5th Cir. 1989) (allowance of late filing unfair to creditors who filed on time and who would receive less as a result of such allowance).

     (10) We note, as did the Eagle Bus court, that prejudice to creditors is a critical factor in determining whether to reopen a case for filing of late claims when the creditor has not received notice or has not even been listed by the debtor. In the Matter of Smith, sub nom Omni Mfg., Inc. v. Smith, 21 F.3d 660, 664 (5th Cir. 1994); see also In re Stone, 10 F.3d 285 (5th Cir. 1994):
Robinson v. Mann, 339 F.2d 547 (5th Cir. 1964).


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
a court-ordered alternative dispute resolution process. The debtor then continued negotiations with the claimants for several months, objecting to the late-filed claims only when their negotiations proved not to be fruitful. Id. at 739-40. Under those facts, the "delay" factor cut in favor of allowing the late claims.

         Focusing on adequacy of notice, Eagle Bus cited In re Robintech, 863 F.2d 393, 396 (5th Cir.), cert. denied, 493 U.S. 811,110 S.Ct 55, 107 L.Ed.2d 24
(1989), for the proposition that due process requires notice that is "reasonably calculated to reach all interested parties, reasonably conveys all of the required information, and permits a reasonable amount of time for response," and that allowing late claims is permissible if disallowance would violate due process. See also Mullane v. Central Hanover Bank & Trust Co., 339 U.S. 306, 70 S.Ct. 652, 94 L.Ed. 865 (1950). The court ruled that notice by mail is adequate (as a means of delivery) if the notice is sent to the creditor's most recently known address; once it is sent, the presumption is in favor of adequacy, and a denial of receipt by the creditor does not rebut that presumption, although it does raise a fact issue. In re Eagle Bus, 62 F.3d at 735; See also FED.R.BANKR.PRO, 9006(e); In re Robintech, 863 F.2d 393 (5th Cir. 1989).

         Eagle Bus is not our facts. Neither is Pioneer. But the approach both cases take in applying the factors to the facts helps us decide this case. To be sure, as to the possibility for length of delay to and complication of judicial proceedings, we are not concerned that allowance of these two late claims would pose significant problems(11). Nor are these particular two claims so large or so complex that their allowance would disrupt substantially this court's administration of the case. Finally, the


---------------------

         (11) But allowing one late claim may precipitate the filing of many more, especially if the reorganization, once underway, promises to distribute more to creditors than previously anticipated.


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
evidence does not confirm any bad faith on the part of the movants(12).

     On the other hand, there may indeed be a danger of prejudice to both the reorganized debtor and its existing creditors of record. The debtor and its creditors of record saw a somewhat risky plan of reorganization through to confirmation and consummation, based on the information furnished to them in the disclosure statement, and in the provisions of the plan. A certain amount of risk evaluation of necessity entered into the decision-making process for both the debtor (which proposed the plan) and its unsecured creditors (who chose to support it). We may liken a plan and its disclosure statement to a kind of "public offering" in the underlying entreprenurial venture. Those who supported the reorganization venture made rational decisions to do so based on the information contained in the plan and disclosure statement. To permit the rather untimely inclusion of additional liabilities at this late date, resulting in a dilution of the expected return to those creditors who did timely file proofs of claim threatens to "surprise" the parties who proposed and who supported the plan, in a way that can only be described as prejudicial. Though any one of these claims alone may not be particularly onerous, allowance of such claims in general is disruptive of the reorganized debtor's rehabilitation program and threatens to dilute the distributions to unsecured creditors who properly participated in the claims allowance and planning process. We note in this latter respect that, unlike the situation in Eagle Bus, the unsecured creditor body in the instant case did not have notice of these as-yet-unfiled claims prior to confirmation and, once the claims were filed late, were quick to object via their committee representative.

------------------------

     (12) The Committee and the Debtor did argue that the sudden appearance of a spate of requests for allowance of late claims might be related to the news of the company's recent litigation successes, and the resulting positive impact on the company's share value. A reasonable inference could be drawn from the facts of which this court can take judicial notice that this motivation might indeed lie behind the filing of these two requests, but no positive proof was put on to support that inference.

     Finally, we consider the cause for the delay in filing these claims, and in doing so we first follow Pioneer's emphasis on the role played by the form of the Debtor's notice. In Pioneer, the notice of the claims bar date provided by the debtor was critical. There, the Court found that "the 'peculiar and inconspicuous placement of the bar date in a notice regarding a creditors['] meeting,' without any indication of the significance of the bar date, left a 'dramatic ambiguity' in the notification." Pioneer Investment Services Co. v. Brunswick Assocs. L.P., 507 U.S. at 397-98. In the instant case, the first notice of the bar date for claims was contained in a standard notice issued by the clerk of court on October 21, 1996. While we note that the type-size is not unusually large, and that the notice does contain information on at least four major components of a bankruptcy proceeding (commencement, stay, creditors' meeting, and bar date), all of this information is contained on one single page, is broken down by issue under emboldened type, and, perhaps more importantly, is not over-burdened with technical language.(13)

     But even more important is the Supplemental Notice of Commencement of Case and Notice of Bar Date to File Proofs of Claim provided by the Debtor shortly after the clerk's notice. This one-page notice contains in 18-point bold type(14) the statement "TAKE NOTICE: The Deadline for Filing Proofs of Claims Against any of the Debtors Listed above is February 6, 1997". Immediately below, the notice states "THIS DATE IS IMPORTANT," and goes on to explain, in concise, non-technical



---------------
  (13) We once again emphasize that the standard notice language contained in the clerk's notice was especially drafted by the judges of this court to comply with the concerns raised by Pioneer.

  (14) With regard at least to type-face, size does indeed matter: HERE IS WHAT 18 PT. TYPEFACE LOOKS LIKE.

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terms precisely why the date is important(15). To echo Pioneer, we note that, while this form of notice may be somewhat dramatic, it is scarcely ambiguous.

          Finally, the Debtors' Joint Plan of Reorganization, Section 9.12 provides that:

          The Debtors and the Committee are relying on the formal proofs of Claims on file and the Debtors' Schedules currently on file in seeking confirmation of the Plan or, in the case of the Committee, in endorsing such plan. No informal proof of Claim shall be deemed filed in these Chapter 11 Cases... No proof of Claim may be filed, amended, modified, or supplemented after the Confirmation Date without the consent of the Debtors. Any filing prohibited by this paragraph shall be void.

Debtor's Joint Plan of Reorganization, Section 9.12 (emphasis added). By this provision, the debtor in effect provided a "bar date" for late claims in the plan itself, anticipating the potential Eagle Bus problem. The late claimants argue that, because this provision was not listed in the table of contents of the Plan of Reorganization, the disclosure statement cannot be taken as adequate notice that their positions might have been compromised. But this implies that the scope of the creditor's inquiry when it reviews a plan does not extend beyond perusing the table of contents, an implication we do not endorse. Creditors who had not filed a proof of claim would, by the time they received (and read) the Plan and Disclosure Statement, have realized that their failure to get a claim on file prior to confirmation might have disastrous consequences.

---------------

     (15) The explanatory paragraph is as follows:

          THIS DATE IS IMPORTANT because of the following reasons: First, if the debtor which you believe owes you money does not schedule your claim and you fail to file a proof of claim before the bar date, you will be barred from receiving distributions or payment from such debtor. Second, if the debtor which you believe owes you money schedules your claim as disputed, contingent, unliquidated or is an unknown amount and you fail to file a proof of claim before the bar date, you will be barred from receiving distributions or payment from such debtor. Third, if the debtor which you believe owes you money schedules your claim in an amount with which you disagree and you fail to file a proof of claim before the bar date, your claim will be fixed at the amount listed in the schedules.

Because the late-filed claims here were scheduled as disputed, they would have fallen under the second rubric, even if the claimants agreed with the amount listed in the schedules.

     At any rate, with respect to notice, we find the notice provided by the clerk and the Supplemental Notice provided by the Debtors paramount in determining that the late claimants here received adequate notice of the claims bar date and its significance to their rights and entitlements. Pioneer's factors when applied to this case, then, militate against applying the excusable neglect standard here to permit the untimely filing (and allowance) of these late claims.

     II. DOES THE MAILBOX PRESUMPTION APPLY TO THE FILING OF PROOFS OF CLAIM UNDER RULE 3003(c)(2)?

     The claimants next argue, and have submitted affidavits averring, that they did in fact submit proofs of claim by U.S. mail before the bar date, but that such proofs of claim apparently did not reach the clerk of court and so were not listed on the claims register as of the time of confirmation. They add that they did not learn of this "glitch" until after confirmation of the plan and shortly before they filed their motions for leave to file late claims, sometime in December of 1997. Thus, they argue, their claims were in fact not late at all, but were instead "timely filed," by virtue of their having been placed in the mails far enough in advance to be presumed to have been received before the bar date set by the court. Movants seek to invoke the so-called "mailbox rule" in order to raise a presumption of delivery, such that the opponents of their motion would then shoulder the affirmative (and difficult) duty of putting on evidence sufficient to rebut that presumption.

     There is a division of opinion among the circuits regarding whether the mailbox rule applies in the context of filing proofs of claim. Compare Chrysler Motors Corp. v. Schneiderman, 940 F.2d 911 (3rd Cir. 1991) with In re Nimz Transp., Inc., 505 F.2d 177 (7th Cir. 1974). The Seventh Circuit in Nimz held that the mailbox rule does apply to claims filings, In re Nimz, 505 F.2d at 179, while the Third Circuit ruled that it did not, Schneiderman, 940 F2d, at 912-13.

     In Schneiderman, the Third Circuit emphasized that "restrictiveness is necessary in order to facilitate the expeditious administration of bankruptcy," and focused on the need for finality in plan administration and certainty in the voting and distribution process under a chapter 11 plan of reorganization. Schneiderman, 940 F.2d 912-13. The Third Circuit drew a distinction between filing a proof of claim under Rule 5005 and the service of process and other documents under Rule 9006(e) (the Bankruptcy Rules' codification of the mailbox presumption), noting that "[t]he reference to the use of the mails for service demonstrates that the framers of the rules knew how to provide for such use to complete a delivery and thus gives rise to an inference that filing within Bankr.R 5005(a) means actual filing.(16) Id. at 914.

     The conflict between these cases has been addressed by the bankruptcy court in In re Pyle, 201 B.R. 547 (Bankr. E.D.Cal. 1996). Although the Ninth Circuit had thus far only applied the mailbox presumption to the mailing of the notice of the bar date by debtors to creditors, the Pyle court chose to follow Nimz in applying the presumption to the filing of the claim by the creditor. Id. at 551. It distinguished Schneiderman, which was a chapter 11 case, noting that, even without the mailbox presumption, that court could have enlarged the time for filing the proof of claim, under the authority of Rule 9006(b) and Pioneer Investment, without needing to resort to the mailbox rule. Id. The court also noted Schneiderman's emphasis on the need for certainty and finality in the chapter 11 plan confirmation and consummation process and the potential of "any prejudice to either the Debtor or some other creditor," suggesting that, under such circumstances, it would "closely question



----------------------

     (16) This suggests that "filing" as used in Rules 3002 and 5005 and "service" as used in Rule 9006(c) are distinct sub-species of "act" as used in Rule 9006(b) for purposes of determining excusable neglect. Read this way, the 9006(e) mailbox presumption would apply to "service" but not to "filing," while tardiness in either "act" could be accommodated for excusable neglect.

the applicability of the mailbox presumption." Id. Pyle thus suggests that perhaps Nimz' mailbox rule ought to be limited to chapter 7 and 13 cases.

     The Fifth Circuit has not yet ruled on this issue, though in Robintech, it may have given us some indicators. Oppenheim, Appel, Dixon & Co. v. Bullock (Matter of Robintech), 863 F.2d 393, 398 (5th Cir. 1989). In that case, the bankruptcy court had applied the Rule 9006(e) mailbox presumption to the notice of claims bar date served on the creditor by the debtor. In considering the propriety of that ruling, the Fifth Circuit noted in passing that "claims are not considered filed until actually received by the clerk and filed." Id. (emphasis added). While the main issue on appeal to the Fifth Circuit was the adequacy of the debtor's service and its effect on the creditor's late filing (late by three days), Robintech also emphasized the importance of the strict application of the filing deadlines to the administration of the bankruptcy case. Robintech seems, in its approach to the issue, closer to Schneiderman than to Nimz.

     This court is not inclined to carve out a rule for claims filing that varies from chapter to chapter, as did the Pyle court, because Rule 5005, unlike Rules 3002 and 3003 is not "chapter-sensitive."(17) The more straightforward application of ordinary rules of statutory construction to the plain language of the bankruptcy rules, employed by the Third Circuit in Schneiderman, seems far more defensible (and sensible). Moreover, the distinction which that court drew between "service" and "filing" seems consonant with the tenor of the Fifth Circuit's decision in Robintech. We conclude


---------------
     (17) The need for finality and certainty in the chapter 11 plan process and the potential for prejudice to the chapter 11 debtor and to the creditors who are more vigilant in that process do of course weigh against an extension of the mailbox presumption to the filing of proofs of claim in a chapter 11. In addition, the bankruptcy rules already provide for a certain amount of flexibility in the allowance of late claims in the chapter 11 context, a flexibility that allows for the invocation of a degree of equity on the part of the court -- but only if the claimant carries its burden. It seems counterintuitive to reverse that burden for claimants who insist that they really did file on time -- especially given how difficult it would be to rebut the relatively small quantum of self-serving testimony that would be sufficient to raise the presumption.

that the "mailbox rule" does not apply to the filing of claims, and that no presumption is therefore to be indulged in favor of the movants with regard to their contention that they mailed their claims to the bankruptcy court in a timely fashion. We are thus left with the admittedly self-serving evidence of the claimants that they mailed their claims, and the controverting evidence that neither of these claims appears in the files of the clerk's office. The evidence does not, by a preponderance of the evidence, establish that movants timely filed their claims.

     III. DOES A CONFIRMED CHAPTER 11 PLAN OF REORGANIZATION SERVE AS RES JUDICATA AS TO THE ALLOWANCE OF CLAIMS?

The Debtors and the Class 7 representative argue that the confirmed Plan acts as res judicata to the allowance of any late proofs of claim. This issue, too, has attracted the attention of courts in several instances, including the Fifth Circuit. In In re Simmons, 765 F.2d 547 (5th Cir. 1985), a secured lien-holder filed a proof of claim between the debtor's chapter 7 filing and its subsequent conversion to chapter 13, but prior to the confirmation of the chapter 13 plan. The debtor did not object to the proof of claim, but instead proposed a plan that substantially marked down the amount of the secured claim, leaving the creditor substantially under-secured. The creditor failed to object to the plan's confirmation, but later sought to enforce his lien for the full value of his debt. The Fifth Circuit indicated that "[t]he purpose of filing an objection [to claim] is to join issue in a contested matter ... The parties are put on notice that the objection will have to be resolved before a final determination is made as to allowance or disallowance of the claim. In contrast, the filing of a Chapter 13 plan does not initiate a contested matter." In re Simmons, 765 F.2d 552. It seemed important to the court, however, to note that the creditor's proof of claim was on file before the plan was presented for confirmation, that the plan itself did not place the claim in issue, and that there was no statement in the plan that it was intended as an objection to the proof of claim. The court likened the proposal of a plan to the filing of a claim itself, which in turn acts as an invitation to other parties to object, Id. at 554.

     We thus know that, at the very least, a debtor cannot use a plan as a substitute for lien avoidance in the chapter 13 context. We do not know how much further Simmons goes, however. Does it apply to claims objections in the chapter 11 context?

     The Debtor invites us to sidestep the entire question, invoking Republic Supply Co. v. Shoaf, 815 F.2d 1046 (5th Cir. 1987), which held that the confirmation of a plan of reorganization has res judicata effect as to the efficacy of an injunction against third-party actions, even though such injunctions are otherwise barred as a matter of law. The creditor there had notice of the plan, but failed to object, and the plan was confirmed. The creditor later argued that section 524(e) made injunctions of the sort contained in the plan unenforceable, but the Fifth Circuit found that principles of res judicata were controlling. Said the court, "[r]egardless of whether that [contested] provision [in the plan] is inconsistent with the bankruptcy laws...it is nonetheless included in the Plan, which was confirmed by the bankruptcy court without objection and was not appealed." Id.at 1050.

     Shoaf did not discuss Simmons. How could res judicata apply in one context, and not the other? The Fifth Circuit sought to resolve the apparent contradiction in Matter of Howard, 972 F.2d 639 (5th Cir. 1992). Howard took Shoaf to stand "for the proposition that a confirmed Chapter 13 plan is res judicata as to all parties who participate in the confirmation process," and regarded Simmons as carving out a limited exception for secured creditors who rely on the certainty of their lien, notwithstanding the bankruptcy, when no party in interest objects to their timely filed proofs of claim. Id. at 641. Howard regarded the limited exception to the general rule of res judicata as necessary to balance the Bankruptcy Code's competing concerns for secured creditors' interest in the security of liens and debtors' interest in the finality of the confirmation process. The purpose of an objection to a proof of claim (at least those of secured creditors) is, according to the court, to notify the affected creditor that its claim is in issue and may be modified by the plan. Id. at 642.

     After Howard, then, we are left in the Fifth Circuit with a special exception to the res judicata rules. What is less than clear is how much further the circuit court is prepared to extend the exception (and why). Does it extend to all claims objections, or is there something about the nature of secured claims that merits their being insulated from the normally wide sweep of the principles of res judicata? In February 1998, the Fifth Circuit issued a decision which slightly expanded the "special exception" to include not only secured claims but also nondischargeable tax claims. Matter of Taylor, 132 F.3d 256 (5th Cir. 1998).

     In Taylor, the debtor tried to compromise an IRS tax penalty claim via his plan. The claim was not secured, but it was apparently nondischargeable. The Fifth Circuit noted that nondischargeable claims, like the liens of secured creditors also "ride through" bankruptcy, so that an effort to use the plan confirmation process to short-circuit that "ride-through" right should also not be permitted. The formal objection to a claim (or, as in Taylor, a motion for a determination of tax debt under 11 U.S.C. Section 505) puts the claim squarely in issue and commences a dispute as to the claim in a way in which the plan does not. Id. The court did not rule that all claims had to be adjudicated via the formal claims objection process - indeed, the opinion seems to have found the unique nature of nondischargeable and secured claims to be dispositive of the issue.(11)

-------------------------

     (11) Still, there is disturbing language in Taylor that suggests that the court, might be tempted to further extend its holding to all types of claims objections. In view of the fact that this entire line of circuit court decisions
                                                                  (continued...)

          Our case is distinguishable from the entire line of cases which currently conclude with Taylor. First, while all but one (Shoaf) of the four cases involved a "ride-through" kind of claim (either secured or nondischargeable), the late claims we consider here are all ordinary unsecured claims, which do not have the option of "riding through" the bankruptcy process. Such claimants must participate in the bankruptcy process to get paid, and will be bound by a plan's provisions regardless whether they participate or not. See 11 U.S.C. Section 1141. Second, in each of these four other cases,(19) the debtor was attempting to rely on the res judicata effect of the confirmed plan when the creditor had filed a claim prior to the plan confirmation hearing. In other words, the debtor in each of those cases knew about the claim, and could have placed the claims in contest through the more usual avenues -- claims objections, lien avoidance actions, tax determination proceedings. In our case, by contrast, the debtor could not "object" to these creditors' claims prior to confirmation because it did not know which creditors would try to file late claims and which ones would not. After all, a debtor (or committee, for that matter) can only object to claims that are on file. In Simmons and Howard, the debtor chose, in the view of the circuit court, to subvert the straightforward claims objection process, attempting instead to utilize the plan process as an indirect "end around" play. See 11 U.S.C. Sections 1327; 1141. The equities are considerably more balanced in a case such as ours, where the debtor could not be expected to file pre-confirmation claims objections to claims that had yet to


----------------

     (18) (...continued)
constitutes a judicially created exception to the general principles of res judicata, however, this court will not speculate about what the final parameters of the exception might be, and will read Taylor no more broadly than its actual holding. See H. Gray Burks IV, "In re Taylor: A Misstep in the Right Direction for the Effect of Plan Confirmation." NORTON BANKRUPTCY LAW ADVISOR, April 1998 at 6 (West Group 1998).

     (19) We note that in Taylor, the IRS withdrew its claim prior to confirmation. The debtor pointed to this, in conjunction with his plan's mention of Section 505, its reference to Section 6672 tax liability, and its reference to his debt to the IRS, in arguing that his plan sufficiently dealt with the IRS' claim for purposes of res judicata, but to no avail.

be filed. We are left with the much narrower question regarding the propriety of a plan provision which purports to deal in advance with those creditors who may attempt in the future to seek allowance of late-filed claims(20).

     Finally, and perhaps most critically, the plan provision in question here did not actually purport to adjudicate any present claims. To the contrary, it provided one last clear chance, as it were, to creditors who might have already missed the bar date to "get in under the wire" with a request for allowance of late claims and the invocation of the "excusable neglect" rule. These creditors had every opportunity in which to put forward their late-filed claims argument prior to confirmation, without adverse impact. They simply squandered the opportunity.

     For these reasons, we find it appropriate to find that Shoaf, and not Taylor, controls in this case. The confirmation of the Debtors' Plan operates as res judicata to bar the allowance of these (and any other) late claims that might be filed in this case.

     III. SHOULD THE FILING OF CLAIMS BY FASHIONLAND, INC. AND GO SALES BE EXCUSED?

     Fashionland and Go Sales argue in the alternative that, as a matter of equity, their claims should be allowed because it was inequitable for the Debtor to place all of its unsecured claims in dispute in its original schedules. The difficulty with this argument is that the Official Forms do allow a debtor to dispute any claim. The real thrust of the late claimants' argument, then, is that the wholesale disputation was unwarranted, i.e., it violated Rule 9011. But the late claimants have not moved for relief under that rule, nor have they offered any affirmative proof beyond the schedules themselves that the Debtor filed its Schedules (with the wholesale disputation of unsecured claims)




-----------------

     (20) The facts of our case indicate, incidentally, that, even though these late claimants did not have proofs of claim on file at the time of confirmation, they would have received plan solicitation materials because they were listed on the debtor's master service list.

for an improper purpose within the meaning of the rule. The late claimants would have the court infer from the wholesale disputation of claims just such an improper purpose, but other facts of which this court is aware (and of which it now takes judicial notice) countenance against such an inference. For example, the decision to object to all unsecured claims was made in the first instance not by the Debtor's management, but by the accountants who prepared those schedules. The accountants, in turn, could as easily have made that decision in an abundance of caution, being unwilling to ratify the bookkeeping of the Debtor on the relative short notice that they had to prepare these schedules (and unwilling to shoulder the resulting potential liability for such a ratification). The Debtor, of course, might have elected not to follow the advice of its accountants, but the Schedules were literally not ready for signature until scant days before the first meeting of creditors. The accountants were placed under a short deadline imposed by this court to complete the schedules without further delay, in order to assure that the first meeting of creditors could be timely held (and the United States Trustee was adamantly insisting on not further delaying the first meeting of creditors, which had been delayed once already). Under such circumstances, drawing the inference suggested by the late claimants would be precipitous, especially in light of the affirmative burden of proof laid on parties seeking sanctions under Rule 9011 to establish a violation. See In re Mahendra, 131 F.3d 750 (8th Cir. 1997); In re Collins, 1992 WL 190471 (Bankr. N.D. Ill. 1992).(21)




--------------
     (21) It is worth making two points here. First, the court does not lightly approve of so-called "wholesale disputations" of claims in schedules. The opportunistic gamesmanship that this tactic invites is simply inimical to the general duty of good faith imposed on debtors who invoke bankruptcy's equitable processes. Secondly, however, and just as important, the court is extremely reluctant to adopt a per se rule prohibiting such "wholesale disputations," recognizing that, in more than a few cases, any other approach would simply be irresponsible on the part of debtor's management. We make no findings one way or the other regarding on which side of the line the Debtor in this case might find itself, noting only that the burden which is placed on the party seeking sanctions was not met here (to say nothing of the fact that sanctions were never actually requested by motion by either of the creditors here).

                                   CONCLUSION

     For the foregoing reasons, the request of the movants in this case to permit the late filing of their claims is DENIED.

     So ORDERED.

     SIGNED this 11th day of May, 1998.


                                                 /s/ LEIF M. CLARK
                                     -----------------------------------------
                                                   LEIF M. CLARK
                                               U.S. Bankruptcy Judge